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                                                                 EXHIBIT 10.14


                                   FORM OF
                        GATEWAY AUTHORIZATION AGREEMENT



                 THIS AGREEMENT effective this 31st day of December 1994, by and between (co. name) (herein referred to as "Investor") and Iridium, Inc., a Delaware corporation (herein referred to as the "Company"), both together referred to herein as the "Parties".

                 WHEREAS, the Company and Investor, together with other investors in the Company, have entered into stock purchase agreements dated as of (date) (herein "SPAs") to enable the Company to procure, operate and own the Space System of the IRIDIUM(R) Communications System;

                 WHEREAS, the SPAs grant to Investor certain Gateway rights and Service Provider rights and allocate to Investor certain Gateway Service Territories, which rights and allocations are subject to the timely fulfillment of various obligations;

                 WHEREAS, the Company and Investor desire to enter into this Agreement for the purpose of describing in more detail these various rights and obligations of Investor, as well as those of the Company, with the objective of ensuring that the IRIDIUM Communications System achieves fully integrated and timely operation;

                 NOW, THEREFORE, the Parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

                 The capitalized terms and phrases used in this Agreement shall have the meaning set forth in Section 1, entitled "Certain Definitions", of the SPAs; in Article 1, entitled "Definitions", of the Space System Contract between the Company and Motorola, Inc. ("Motorola") effective as of July 29, 1993; or in Article 1, entitled "Definitions", of the Operations and Maintenance Contract between the Company and Motorola effective as of July 29, 1993. Additional capitalized terms and phrases are defined where first used within this Agreement. An index to such definitions is set forth below.

                 "Clearinghouse" or "IRIDIUM Clearinghouse" is described in
                 Article IV.

                 "Gateway Configuration" is defined in paragraph 2.3.

                 "Gateway Implementation Plan" is defined in paragraph 2.3.

                 "Gateway Master Plan" is defined in paragraph 2.3.

                 "Gateway Services" means the services provided by a Gateway or Gateways constructed in accordance with the Gateway Interface Specification and would include but not be limited to supporting the subscriber billing/information functions





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                 in addition to call processing operations and the connection of the IRIDIUM subscriber communications through the public, switched, telephone network (PSTN).

                 "IRIDIUM System Practices" or "ISP" means the set of guidelines, recommendations, rules, plans and other instructions related to technical and operational matters associated with operation of the IRIDIUM Communications System. In order to secure a high degree of network integrity and robustness, some technical and operational portions of these practices are intended to be mandatory and other portions are intended to be recommendations. The ISP will be consistent with applicable decisions and directives of the Iridium Board of Directors and will, in all relevant respects, be developed in consultation with Investor. To the extent that a proposed ISP or a proposed amendment to an existing ISP imposes material obligations on Gateway Operators and/or Service Providers, a reasonable consensus must be reached among investors which have been allocated Gateway Service Territories and the Company prior to approval of the ISP.

                 "Net Settlement Position" is defined in paragraph 4.2.

                 "Network Implementation Plan" is referred to in paragraph 2.1.

                 "Proprietary Information" is defined in paragraph 7.3.1.

                                   ARTICLE II
                          UNDERTAKINGS OF THE PARTIES

GATEWAY CONSTRUCTION AND OPERATIONS

                 2.1 The Company will provide to Investor the proposed IRIDIUM Communications System Network Implementation Plan which will set forth, among other things, the proposed construction and operational schedules for each authorized IRIDIUM Gateway, including Investor's Gateway or Gateways. An objective of the Network Implementation Plan will be to ensure that the key ground components of the IRIDIUM Communications System will achieve fully tested on-line operations commensurate with the completion date of the IRIDIUM Space System as defined by the completion of Milestone 47 in the Space System Contract.

                 2.2 The successful and reliable operation of the IRIDIUM Communications System requires the co-operation of Gateway Operators, Service Providers, and the Company as well as clearly defined technical interfaces and division of operational and business responsibilities. The Company will use its best efforts in cooperation with Investor to define and reach agreement about the relevant and appropriate interface specifications.

                 2.3 The portions of the Network Implementation Plan setting forth the specific aspects of Investor's Gateway(s), and any subsequent material midifions thereto, will be finalizalizy mutual agreement of the Coe Coy and Investor, taking into nto unt, amo





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%
her things, suc suclevant cnt criteria as cost and availability of interconnection to an international switching center and the PSTN, local and national legal and regulatory requirements, and suitable land availability and cost. To facilitate the achievement of such mutual agreement, the Company and Investor will use their reasonable best efforts to promptly agree upon the specifics of Investor's Gateway(s), including (i) the specific location of Investor's Gateway(s) within Investor's allocated Gateway Service Territories, which will become elements of the Iridium network topology plan, (ii) the communications capacity of each Gateway (the "Gateway Configuration") and (iii) the specific construction and operational schedule for each Gateway ( the "Gateway Implementation Plan"). Investor and the Company hereby agree that Investor shall locate a Gateway(s) in (location) and that Investor shall use its reasonable best efforts to have such Gateway(s) operational approximately six months in advance of the scheduled completion date of Milestone 47 as reflected in Exhibit A to the Space System Contract (currently December 23,
1998). Such locations and operational dates may be modified by Investor in accordance with the Gateway Implementation Plan agreed to by Investor and the Company. The agreed upon Gateway Configuration and the Gateway Implementation Plan are hereinafter referred to as the "Gateway Master Plan".

                 2.4 Investor will use its reasonable best efforts to undertake and complete on a schedule consistent with the Gateway Master Plan, and in compliance with applicable governmental regulatory requirements, the following:

                 2.4.1 apply for, obtain and maintain all governmental authorizations and frequency allocations necessary to
                          (i) construct and operate Investor's Gateway(s) on a schedule consistent with the Gateway Master Plan and
                          (ii) provide Gateway Services in each of Investor's Gateway Service Territories;

                 2.4.2 contract with Motorola and/or other suppliers to design, construct and maintain Investor's Gateway in accordance with the Gateway Master Plan, Network Implementation Plan, and the IRIDIUM System Practices;

                 2.4.3 provide for the staffing, testing and operation of the Gateway(s) in accordance with the ISP as it may be modified from time to time, relevant elements of which will be provided to Investor on a schedule consistent with the Gateway Master Plan, including timely notification of changes to the ISP by the Company;

                 2.4.4 consistent with the applicable requirements of the ISP, establish and maintain appropriate interconnection, access and settlement arrangements through and with such international or other appropriate switching centers as may be required to originate calls from and terminate calls to each public switched telephone network (hereinafter "PSTN") operating within Investor's allocated Gateway Service Territories, as well as such other interconnection arrangements as may be required to effectively distribute and utilize IRIDIUM Communications Services within Investor's allocated territories; and





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                  2.4.5   provide Gateway Services to its designated Service
                          Providers in each of its allocated Gateway Service Territories.

                  2.5 If requested and under terms and conditions to be agreed between Investor and the Company, the Company will provide or arrange for the provision of certain services to assist Investor in the performance of the undertakings set forth in Section 2.4, above. Examples of these services are set forth in Annex A hereto.

SERVICE PROVISION

                  2.6 Investor will designate, contract with and supervise a Service Provider or Service Providers, and/or itself act as a Service Provider, in each of Investor's Gateway Service Territories for the purpose of distributing IRIDIUM Communications Services and, where applicable, IRIDIUM Subscriber Units within those territories. Investor will require each of its designated Service Providers to comply with applicable policies and practices set forth in the ISP.

                  2.7 Investor, when acting as a Service Provider, will use its reasonable best efforts, and, if so agreed and when necessary, will also require each of its designated Service Providers to use their reasonable best efforts to obtain and maintain all legal and regulatory authorizations necessary to provide IRIDIUM Communications Services within their respective allocated territories, including authorization to carry (including transborder), operate and use IRIDIUM Subscriber Units.

                  2.8 The Company will provide to Investor in support of the performance of its undertakings set forth in Sections 2.4.5 and 2.6, above, on a schedule consistent with the Gateway Master Plan, information with respect to recommended policies and practices applicable to the selection of Service Providers and service provision, including suggested global or regional promotional programs that could be administered on a centralized basis by the Company (see examples in Annex B hereto).

 ACCESS TO THE IRIDIUM SPACE SYSTEM

                  2.9 The coverage and performance characteristics of the IRIDIUM Space System shall be as delivered to and accepted by the Company in accordance with the terms of the IRIDIUM Space System Contract and as maintained under the terms of the IRIDIUM Operations and Maintenance Contract or any successor contracts for an IRIDIUM space system and the operation and maintenance thereof.

                  2.10 The Company shall provide Investor, including its designated Service Providers, continuous access to the IRIDIUM Space System, in the form of minutes of use or fractions thereof, commencing at such time as Investor's Gateway has been constructed, tested and commissioned in accordance with the Gateway Master Plan and can be demonstrated to the Company to be in full and satisfactory compliance with the applicable mandatory provisions of the ISP and all other applicable terms of this Agreement. This right of continuous access shall be subject to maintaining full and satisfactory compliance with the applicable mandatory and material provisions of the ISP,





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this Agreement and the SPA. The ISP, and the Company in the administration of the ISP, will provide Investor with specific test criteria and guidance with respect to the operation of the Investor's Gateway in order to assess such compliance with the ISP. Such test criteria and guidance shall be supplied to Investor sufficiently in advance of the dates upon which Investor's Gateway is expected to comply with the ISP so that Investor has a reasonable opportunity to bring its Gateway into compliance.

                  2.11 Any transmission to or other use of the Space System by Investor's Gateway or by any of its designated Service Providers, or their respective customers, will comply with all applicable and material governmental rules and regulations and with the applicable mandatory provisions of the ISP in order to maintain the operating integrity of the IRIDIUM Communications System. In the event that Investor fails to maintain the Gateway in substantial compliance with the applicable mandatory provisions of the ISP, then the Company shall promptly notify Investor of the deficiency. Investor shall take such action as may be required, in light of the nature of the deficiency, to eliminate the deficiency within a reasonable time. Investor and the Company recognize that certain deficiencies may require immediate action to maintain the integrity and continued operation of the IRIDIUM Communications System. When, in the Company's reasonable judgement, such action is required, Investor will comply with instructions of the Company, which may include cessation of Gateway transmissions or other appropriate actions. The Company shall have the right to suspend access to the IRIDIUM Space System if the Company reasonably determines that such continued access would harm overall system operation and either a) Investor has failed to take previously requested corrective action or
b) the need for immediate action by the Company is required to avoid harm to overall system operation. When the Company has determined the need for such immediate action to be taken it will, to the extent practicable, provide advance notice of such immediate action, but in any event will provide at least concurrent notice thereof. Such notice will provide the basis for the determination by the Company that such immediate action is required.

                  2.12 Investor will use its reasonable best efforts to ensure that its Gateway and, to the extent practicable, any Subscriber Unit issued by its designated Service Providers operate under specified rules and commitments that allow the Company to implement the provisions of this Agreement, including, specifically, Section 2.11, above.

                                  ARTICLE III
                         PRICING POLICIES AND PRACTICES

                  3.1 The Board of Directors of the Company will establish the pricing policies and practices, including specific rates, and currency requirements (taking into account the effect of currency fluctuations) governing access to the IRIDIUM Space System. Initial pricing policies and practices will be supplied to Investor sufficiently in advance of the date upon which the IRIDIUM Communications System becomes operational for them to be implemented by Investor. Any pricing policies and recommendations of the Company will be developed on the basis of prior consultation with Investor. Notice of any change in pricing policies and practices shall be given to Investor no less than sixty (60) calendar days in advance of its effective date. Investor will comply with these pricing policies and practices to the extent permitted by applicable law and regulation.





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                  3.2     The Investor shall cooperate with the Company in
developing and implementing pricing policies, revenue sharing, and distribution plans which are applicable to the IRIDIUM Communications System.

                                   ARTICLE IV
                            THE IRIDIUM CLEARINGHOUSE

                  4.1 The Company will use its reasonable best efforts to establish and have operational the IRIDIUM Clearinghouse function on or before the operational date of the IRIDIUM Communications System. The Clearinghouse function will be developed in consultation with Investor. The Clearinghouse function will be designed and operated primarily to:

                  4.1.1 serve as the central point for collection of all call detail records produced within the network;

                  4.1.2 provide the services of correlation, wholesale rating, and re-distribution of the call detail records;

                  4.1.3 calculate the Net Settlement Position (defined in 4.2, below) among each of Iridium, Inc. and all Gateway operators;

                  4.1.4   execute the net settlements; and

                  4.1.5 serve as the publication and distribution organization for various IRIDIUM Communications Services publications.

                  4.2 Net Settlement Position is determined by calculating the amount owed by every IRIDIUM business entity (Iridium itself and every Gateway operator) to every other IRIDIUM business entity. Amounts owed by each entity to another entity are then netted out so as to minimize the number of payments which must be made.

                  4.3 The Clearinghouse may also provide additional services that Investor may request from time to time on an as-available basis under supplemental agreement, including fee, agreed to between the Company and Investor. Such additional services may include calculation of the Net Settlement Position among Investor, its designated Service Providers, the Authorized Entities and, where feasible, its Interconnected Carriers and may also include provision of a funds management service required for the implementation of the Net Settlements.

                                   ARTICLE V
                             REPORTING REQUIREMENTS

                  5.1 In order to provide the Company with timely data necessary to manage the IRIDIUM Communications System, including the functions of the Clearinghouse, information which includes, but is not limited to, the following will be provided by Investor in the form, content and frequency specified in the ISP: call detail records and other





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network statistics as recorded in Investor's Gateway; operating and financial data and information, including number of subscribers and users; number of new and discontinued subscribers and users; number of subscriber units sold or in use by type; total minutes of use; dropped calls; and, where applicable, number of debit cards sold and face value thereof. Such data and information will be made available only to Investor and to others designated by Investor, upon reasonable request, but only with the consent of the providing Investor.

                                   ARTICLE VI
                GLOBAL SPECTRUM ALLOCATIONS AND OTHER ITU ISSUES

                  6.1 In the interest of ensuring that the IRIDIUM Communications System, including its space and ground components, receives sufficient allocations of interference-free radio frequency spectrum, Investor, with the cooperation and support of the Company, will use its reasonable best efforts, as provided for in the SPAs, to obtain from the government of each jurisdiction within its Gateway Service Territories allocations of the frequencies necessary to operate and use the IRIDIUM Communications System, including requesting the governments of each jurisdiction within Investor's Gateway Service Territories to support Company-approved positions at World Radio Communication Conferences of the International Telecommunication Union and to facilitate the coordination and use of frequencies allocated to the System.

                  6.2 In the interest of ensuring that the IRIDIUM Communications System is able to operate fully and effectively, Investor, with the cooperation and support of the Company, will use its reasonable best efforts to support Company-approved positions, including, but not limited to, assignment of a country code for the IRIDIUM Communications System, at the International Telecommunication Union and other relevant bodies and shall use its reasonable best efforts to secure the support of the government of each jurisdiction within its Gateway Service Territories for such positions.

                                  ARTICLE VII
                               GENERAL PROVISIONS

 7.1             RESOLUTION OF DISPUTES

                  7.1.1 In the event of any dispute arising under this Agreement, including any allegation of breach and any failure to reach mutual agreement hereunder, the parties shall refer the matter for consideration and solution by the responsible executives of the parties. Either party may commence such proceedings by delivering to the other party a written request for such a meeting. Such request shall describe the dispute and identify the requesting party's responsible executive for purposes of resolving the dispute. The party receiving such a request shall have seven (7) calendar days to designate in writing to the requesting party its responsible executive for the purpose of resolving the dispute. The responsible executives shall meet within thirty (30) calendar days at such time and location as may be mutually agreed to resolve the dispute. The responsible executives shall use their reasonable





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                          best efforts to resolve the dispute within fourteen
                          (14) calendar days following their meeting.

                  7.1.2 If the responsible executives are unable to resolve the dispute they shall propose a mechanism for resolving the dispute. Such mechanism may include mediation or any other means of resolution. If the responsible executivee unabl o agreagree on a mechanism for dispute resolution or if the mechanism used does not result within a reasonable time in a binding decision, the dispute shall be settled by arbitration.

                  7.1.3 Any arbitration of the dispute shall be conducted in Stockholm, Sweden in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce with instructions that the arbitration be conducted in the English language. The arbitration award shall be final and binding on the parties and shall be enforced in accordance with its terms. The arbitration fee shall be borne by the party as designated by the arbitration award. In the course of such arbitration, this Agreement shall be continuously performed except with respect to the part hereof which is the subject of, or which is directly and substantially affected by, the arbitration. In any such arbitration proceeding, any legal proceeding to enforce any arbitration award and any other legal action between or among the parties pursuant to or relating to this Agreement or the transactions contemplated hereby, Investor expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state. Any award of the arbitrators shall be enforceable by any court having jurisdiction over the party against which the award has been rendered and such award shall be enforceable in accordance with the United Nations Convention on the Reciprocal Enforcement of Arbitral Awards (1958).

 7.2              LIMITATION OF LIABILITY

                  Neither the Company nor Investor, nor any director, officer or employee of either, nor any representative or agent of either acting in the performance of their functions, shall be liable to any Investor or to the Company, nor shall any claim be made against any of them, for injury, loss or damage sustained by reason of any unavailability, delay, faultiness or failure of the facilities and services provided or to be provided by the Company or by Investor pursuant to or as a result of this Agreement.

 7.3              DISCLOSURE AND USE OF INFORMATION BY THE PARTIES

                  7.3.1 "Proprietary Information" is defined as information which the disclosing party at the time of disclosure identifies in writing as Proprietary Information by means of a proprietary legend, marking, stamp or other positive written notice identifying the information to be proprietary. In order for information disclosed orally or visually by a party to this Agreement to be Proprietary Information protected hereunder, the disclosing party shall identify the





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                          information as proprietary at the time of the
                          disclosure and, within fourteen (14) calendar days after such oral or visual disclosure, reduce the subject matter of the disclosure to writing, properly stamped with the proprietary legend, marking, stamp or other positive written notice and submit it to the receiving party.

                  7.3.2 It is agreed that for a period of ten (10) years following the receipt of Proprietary Information, the receiving party will use such information only for the purposes provided for in this Agreement and shall take reasonable efforts to preserve in confidence such Proprietary Information and prevent disclosure thereof to third parties. Each of the parties agree that it will use the same reasonable efforts to protect the other's Proprietary Information as are used to protect its own but will at least use reasonable care. Disclosures of such information shall be restricted to those individuals who have a need to know such information and who have been made aware of and consent to abide by the restrictions contained herein concerning the use of such information.

                  7.3.3 The obligation to protect Proprietary Information, and the liability for unauthorized disclosure or use of Proprietary Information, shall not apply with respect to: such information which is now available or becomes available to the public without breach of this Agreement; information received without restrictions from other sources (so long as the receiving party had no reason to believe that the information was obtained by illegal means); information known to the receiving party prior to disclosure and not subject to a separate non-disclosure obligation; information published or disclosed by the disclosing party to others, without restriction; information developed by the receiving party independent of and without use of the information disclosed by the disclosing party; information for which further use or disclosure by the recipient is authorized in writing by the disclosing party; information required to be disclosed to any persons involved in insuring risks hereunder; or information required to be disclosed pursuant to an order of a governmental entity, provided, however, that the party receiving such an order shall submit the requested information under procedures, if available, which will avoid public disclosure of the information.

 7.4             TRADEMARKS

                 Any proposed use of the trademarks, trade names, and service marks owned by the Company shall only be undertaken in accordance with the IRIDIUM Guidelines and Style Manual, which will be prepared and distributed by the Company independently of this Agreement.

 7.5             GOVERNMENT MATTERS





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                 7.5.1    All undertakings and obligations assumed hereunder by
                          either party are subject to the issuance and continuance of all necessary governmental licenses, waivers, consents, registrations, permissions and approvals.

                 7.5.2 Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

                 7.5.3 Except for taxes based upon profits of the Company arising from the Company doing or determined by law to be doing business within any of Investor's allocated territories, the Company will not be responsible or liable for taxes which may be imposed in any of the territories allocated to Investor arising from any of the services provided or derived from the services provided under this Agreement, and Investor shall indemnify and hold the Company harmless from any such taxes, fees, import duties, or other similar charges that may be so imposed upon the Company.

7.6              ASSIGNMENT

                 This Agreement, including both rights and obligations conveyed hereunder, may not be assigned by either party without the prior written consent of the other party except as provided for in the SPAs. Either party may carry out its responsibilities hereunder through the use of third parties, including joint venture companies established for the purpose of financing and operating a Gateway and distributing IRIDIUM services. However, the party performing its obligations and responsibilities in such manner shall remain obligated for performance hereunder.

7.7              NOTICES

                 All notices and other communications provided for in this Agreement shall be in writing, shall be in the English language, and shall be sufficiently given if made by hand delivery, by telecopier (but only if such notice is also sent by one of the other means described herein), by reputable express courier service charges prepaid, or by registered or certified mail, postage prepaid and returned receipt requested. All such notices and other communications shall be deemed duly to have been given: when delivered by hand, if personally delivered; five (5) business days after being deposited with a reputable express courier service, charges prepaid sent by express cT"; se; se(7) business days after beinbeinposited in the mail, postagetagepaid, if delivered by mail; il; when receipt ipt is acknowledged by the recipient, if telecopied. Notices shall be sent to Iridium at Suite 800, 1401 H Street NW, Washington, DC 20005, USA, Attn: V.P. Network Operations; telecopier +1.202.842.0006. Notices to Investor shall be sent to the address and telecopier specified in accordance with Investor's SPAs. Either party may by notice properly given change the address and telecopier number to which notice is to be sent. Business days shall be calculated in accordance with practices at the destination of the notice.





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7.8              GOVERNING LAW

                 The governing law of this agreement shall be the law of the jurisdiction specified in the section entitled "Governing Law" of the SPAs.

7.9              ENTIRE AGREEMENT

                 Except as provided in this section 7.9, this Agreement constitutes the entire agreement among the parties with respect to its subject matter. It supersedes any understandings, agreements, or representations by the parties, written or oral, made prior to the time this Agreement is entered into, except that it shall not supersede the SPAs. In the event of any conflict between this Agreement and the SPAs, the SPAs shall control except that the resolution of disputes shall be conducted as provided for herein.

7.10             NOTIFICATION OF MODIFICATIONS

                 A copy of each gateway authorization agreement executed with the Company shall be sent to Investor and any modification of such agreement shall be noticed, in writing, to Investor.

                 IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year indicated and first above written.

COMPANY:                                  INVESTOR:

By:                                        By:
   -------------------------------------      ------------------------------

Its: Vice President, Business Operations   Its:
     -----------------------------------       -----------------------------





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                        GATEWAY AUTHORIZATION AGREEMENT

                                    ANNEX A


Examples of the types of services that could be agreed upon between the Company and Investor include the following:

                 1. Staffing requirements by function, including job descriptions and recommendations for staffing levels relative to customer service, MIS, marketing and operations.

                 2. Training and support relative to implementation of IRIDIUM System Practices.

                 3. Planning, negotiation and implementation of interconnect arrangements.

                 4. Refinement of traffic models and subscriber projections as a basis for proper sizing of the Gateway.

                 5. The creation of a plan to obtain the appropriate licenses and spectrum needed to commission and operate the Gateway.





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                        GATEWAY AUTHORIZATION AGREEMENT

                                    ANNEX B


Examples of recommended policies and practices that the Company could provide to Investor in support of Section 2.8 are:

                 1. Recommend Service Provider staffing by function, including guidelines with respect to the suggested ratio of sales people and/or customer service, and/or credit and collection, to subscriber count.

                 2. Recommend promotional budgets, cooperative advertising programs, and other initiative designed to reward star Service Providers.

                 3. Provide sample agreements which may be used between Investor and its Service Providers.

                 4. Assist in the identification of qualified Service Provider candidates.

                 5. Establish target industries and/or companies for penetration based upon (a) global account contacts and/or (b) minutes of use programs which call for corporate discounts based upon usage thresholds.

The Company will also propose for Investor's consideration various discount pricing approaches designed to stimulate use of the IRIDIUM Communications System. Such discounts can be based upon several variables, including achievement, in any given year, of specified minimum use objectives or thresholds which if achieved would lead to a discount on additional billable minutes of use.





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